Exhibit 10.31

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is made on this 15th day of January, 2008, by and between LIBERTY VENTURE I, LP, a Delaware limited partnership (“Landlord”), and LESLIE’S POOLMART, INC., a Delaware corporation (“Tenant”).

BACKGROUND:

A. Landlord’s predecessor, Liberty Property Limited Partnership, and Tenant entered into a certain Lease Agreement dated December 30, 1997 (the “Original Lease”), as amended by First Amendment to Lease Agreement dated June 3, 1999 (the “First Amendment”) and Second Amendment to Lease Agreement dated May 31, 2007 (the “Second Amendment” and, together with the Original Lease, and the First Amendment, collectively, the “Lease”), covering certain premises containing approximately 130,540 rentable square feet (the “Premises”), located in Landlord’s building (the “Building”) at 300 Commodore Drive, Swedesboro, New Jersey, as more fully described in the Original Lease.

B. Tenant desires to extend the term of the Lease and to otherwise modify the Lease in certain respects and Landlord has agreed to such extension and modification subject to the provisions of this Third Amendment. Accordingly, Landlord and Tenant desire to amend the Lease.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound, hereby agree that the Lease is amended as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. The “TERM” of the Lease is hereby extended for one (1) additional term of sixty-eight (68) months (the “Third Extended Term”) commencing on May 1, 2008 and expiring at 11:59 P.M. local time on December 31, 2013.

3. Section 1(c)(ii) of the Original Lease, defining “EXPIRATION DATE”, is hereby amended to extend the Expiration Date until December 31, 2013.

4. Tenant’s “MINIMUM ANNUAL RENT” obligation for the Third Extended Term shall be as follows:

Period	Annual	Monthly
5/1/08 – 6/30/08	—	$48,408.58
*7/1/08 – 8/31/08	—	$ 0.00
9/1/08 – 6/30/09	—	$44,601.17
7/1/09 – 6/30/10	$545,918.28	$45,493.19
7/1/10 – 6/30/11	$556,836.65	$46,403.05
7/1/11 – 6/30/12	$567,973.38	$47,331.12
7/1/12 – 6/30/13	$579,332.89	$48,277.74
7/1/13 – 12/31/13	—	$ 49,243.29

*	Monthly installments of Estimated Annual Operating Expenses shall be payable by Tenant in these months notwithstanding that no installments of Minimum Annual Rent are then due and payable.

5. Tenant accepts the Premises in its “as is” “where is” condition and Landlord shall have no obligations whatsoever to improve or pay for improvements to the Premises for Tenant’s use and occupancy.

6. Section 6 of the Second Amendment and Section 32 of the Original Lease, granting Tenant certain options to extend the Term of the Lease, are hereby deleted in their entirety and the following is substituted therefore:

“32. Option to Renew.

(a) Provided that Tenant is not then in default hereunder, Tenant shall have the right and option to extend the term of this lease under the same terms and conditions (except for minimum annual rent and these options to renew) as herein set forth for two (2) additional periods of five (5) years each, the additional term to begin on January 1, 2014 for the first five (5) year renewal option, and January 1, 2019 for the second five (5) year renewal option. The option for the additional terms must be exercised by Tenant by giving Landlord prior written notice thereof nine (9) months prior to lease expiration.

(b) The minimum annual rent for the first year of each additional term shall be equal to ninety-five percent (95%) of the fair market rental value of the Premises, determined pursuant to subsection 32(c) hereof, with three percent (3%) annual escalations. There shall be no tenant improvement allowance on the renewal options. The minimum annual rent for each subsequent year of the additional term shall be equal to the fair market increases in rental value of the Premises, determined pursuant to subsection 32(c) hereof.

(c) For purposes of this Section 32, if Landlord and Tenant cannot agree as to the fair market rental value of the Premises and the fair market increases in rental value of the Premises within thirty (30) days after receipt of Tenant’s notice to Landlord under subsection 32(a), the fair market rental value of the Premises and the fair market increases in rental value of the Premises shall be determined by appraisal. Within ten (10) days after the expiration of such thirty (30) day period, Landlord and Tenant shall give written notice to the other setting forth the name and address of an appraiser designated by the party giving notice. All appraisers selected shall be members of the American Institute of Real Estate Appraisers and shall have had at least ten (10) years continuous experience in the business of appraising industrial buildings in the greater Philadelphia, Pennsylvania area. If either party shall fail to give notice of such designation within the time period provided, then the party who has designated its appraiser (the “Designating Party”) shall notify the other party (the “Non-Designating Party”) in writing that the Non-Designating Party has an additional ten (10) days to give notice of its designation, otherwise the appraiser, if any, designated by the Designating Party shall conclusively determine the fair market rental value of the Premises and the fair market increases in rental value of the Premises. If two appraisers have been designated, such appraisers shall attempt to agree upon the fair market rental value of the Premises and the fair market increases in rental value of the Premises. If the two appraisers do not agree on the fair market rental value of the Premises and the fair market increases in rental value of the Premises within twenty (20) days of their designation, the two appraisers shall designate a third appraiser. If the two appraisers shall fail to agree upon the identity of a third appraiser within five (5) business days following the end of such twenty (20) day period, then either Landlord or Tenant may apply to the American Arbitration Association, or any successor thereto having jurisdiction, for the settlement of the dispute as to the designation of the third appraiser and the American Arbitration Association shall designate a third appraiser in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. The three appraisers shall conduct such hearings as they may deem appropriate, shall make their determination of the fair market rental value of the Premises and the fair market increases in rental value of the Premises in writing and shall give notice to Landlord and Tenant of such determination within twenty (20) days after the appointment of the third appraiser. If the three appraisers cannot agree upon the fair market rental value of the Premises and the fair market increases in rental value of the Premises, each appraiser shall submit in writing to Landlord and Tenant the fair market rental value of the Premises and the fair market increases in rental value of the Premises as determined by such appraiser. The fair market rental value of the Premises and the fair market increases in rental value of the Premises for the purposes of this paragraph shall be equal to the arithmetic average of the two closest fair market rental values of the Premises and the fair market increases in rental value of the Premises submitted by the appraisers. Each party shall pay its own fees and expenses in connection with any appraiser selected by such party under this paragraph, and the parties shall share equally all other expenses and fees of the arbitration, including the fees and expenses charged by the third appraiser. The fair market rental value of the Premises and the fair market increases in rental value of the Premises as determined in accordance with the provisions of this Section 32 shall be final and binding upon Landlord and Tenant.”

7. The last paragraph of Section 7(a) of the Rider to the Original Lease, limiting increases in certain Operating Expenses, is hereby deleted in its entirety and the following is substituted therefore:

“Notwithstanding anything to the contrary herein contained, Tenant’s Proportionate Share of Operating Expenses for Common Area repairs and maintenance shall never increase by more than 7% over Tenant’s Proportionate Share of Operating Expenses for such items for the prior calendar year on an annualized basis; provided, however, that expenses and costs for repairs and maintenance with respect to the demised Premises, including without limitation, HVAC maintenance and repairs, and expenses and costs for snow removal shall not be subject to such limitation on annual increases.”

8. The parties agree that they have dealt with no brokers in connection with this Third Amendment, except for Cushman & Wakefield, whose commission shall be paid by Landlord pursuant to separate agreement. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Premises and this Third Amendment from any other real estate brokers or agents with whom they may have dealt.

9. Tenant acknowledges and agrees that the Lease is in full force and effect and Tenant has no claims or offsets against Rent due or to become due hereunder.

10. Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

11. This Third Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have executed this Third Amendment as of the day and year first above written.

LANDLORD:
LIBERTY VENTURE I, LP
By:	Liberty Venture I, LLC, Sole General Partner
	By:	Liberty Property Limited Partnership, Sole Member
		By:	Liberty Property Trust, Sole General Partner

			By:	/s/ Robert D. Jones
Name: Robert D. Jones
Title: Vice President, City Manager

TENANT:
LESLIE’S POOLMART, INC.

By:	/s/ Steven L. Ortega
Name: Steven L. Ortega
Title: EVP/CFO

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